EXHIBIT 23.3
Consent of Hill Schwartz Spilker Keller LLC
April 30, 2007
     Reference is made to the Registration Statements on Form S-1 and Form S-4 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statements”), relating to the initial public offering of shares of common stock of Stewart & Stevenson Inc. and Stewart & Stevenson LLC’s offer to exchange its outstanding 10% Senior Notes due 2014 for newly issued 10% senior notes due 2014. We hereby consent to the reference to our report dated October 12, 2006 and the use of information derived from such report in the Registration Statements, including in the financial statements and related notes included in the Registration Statements. We also hereby consent to the filing of this letter as an exhibit to the Registration Statements and to the reference to our firm in the section of each respective Prospectus therein included entitled “Experts.”

HILL SCHWARTZ SPILKER KELLER LLC

By:	/s/ Mike Hill Jr.

HOUSTON • DALLAS • AUSTIN
San Felipe Plaza • 5847 San Felipe • Suite 3100 • Houston, Texas 77057 • 713.771.5011 • Fax 713.759.0968
www.hsskgroup.com